SHARE PURCHASE AGREEMENT

By and Among

CERTAIN SHAREHOLDERS OF WIKISOFT CORP

And

Ilustrato Pictures International Inc.

Dated as of May 28 2022

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 28 2022, by and between:

(1)	the parties identified on the signature page hereto (each, a “Seller”); and
(2)	Ilustrato Pictures International, Inc, a Nevada corporation (“Investor” or “Purchaser”).

Each Seller and the Purchaser are herein referred to each as a “Party” and collectively as the “Parties”.

RECITALS

     WHEREAS, as of the date of this Agreement, each Seller owns that number of shares of Common Stock (“Common Stock”) of Wikisoft Corp a Nevada Corporation with offices at 315 Montgomery Street, San Francisco, CA 94104 (the “Company”); and

(B)     WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, an aggregate of 77,669,078 shares of Common Stock of the Company (the “Purchased Shares”) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Certain Definitions. For purposes of this Agreement:

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, Hong Kong or New York.

“Company Transfer Agent” means Pacific Stock Transfer Company, Inc. “Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan,

instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental

Authority. “Law” or “Laws” means any and all provisions of any applicable constitution, treaty,

statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

2

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, and any other applicable Law regulating securities or takeover matters.

“Share Purchase Agreements” means, collectively, this Agreement and those certain other share purchase agreements, dated as of the date hereof, in respect of the purchase and transfer of certain Common Stock of the Company.

“Transaction Documents” means, collectively, this Agreement, the other Share Purchase Agreements, the note purchase agreements entered into by the parties, and any other agreements, documents or certificates delivered pursuant hereto or thereto.

1.2    Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section

“Agreement”	Preamble
“Authorization”	Section 3.1(d)
“Closing”	Section 2.2
“Company”	Recitals
“Disclosing Party”	Section 4.1(a)
“Indemnified Party”	Section 7.2
“Indemnifying Party”	Section 7.2
“Losses”	Section 7.2
“Common Stock”	Recitals
“Party” and “Parties”	Preamble
“Purchase Price”	Section 2.1
“Purchased Shares”	Recitals
“Purchaser”	Preamble
“Seller”	Preamble

1.3  Interpretation and Rules of Construction. References to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of,

3

and Exhibits and Schedules to, this Agreement and Exhibits and Schedules to this Agreement shall be deemed to form part of this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

ARTICLE II

PURCHASE AND SALE

2.1	Purchase and Sale of Purchase Shares; Purchase Price.

Subject to the terms and conditions of this Agreement, at the Closing, each Seller agrees to sell and deliver to the Purchaser, and the Purchaser agrees to purchase from each Seller such number of Purchased Shares, free and clear of any and all Encumbrances, and for such purchase price as set forth opposite the Purchaser’s name on Exhibit A. The total purchase price payable by the Purchaser for the Purchased Shares is herein referred to as the “Purchase Price”.

2.2	Closing.

Subject to the terms and conditions of this Agreement, the closing of the purchase, sale and delivery of the Purchased Shares pursuant to this Agreement (the “Closing”) shall take place as soon as possible following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article V with respect to the Closing (other than such conditions as may, by their terms, only be satisfied on the date of the Closing).

2.3	Closing Deliverables by the Purchaser.

On the date of the Closing, the Purchaser shall remit the Purchase Price to the Seller (as set forth in Exhibit A), in accordance with wire instructions provided by the Seller to the Purchaser, in immediately available funds.

2.4	Closing Deliverables by the Seller.

At the Closing, each Seller shall have (I) delivered to the Company Transfer Agent (x) required instruments of transfer by the Seller with respect to the sale of the Purchased Shares to the Purchaser (the “Instrument of Transfer”) and (y) deliver a new share certificate to the Purchaser evidencing the Purchased Shares

4

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Seller. Each Seller, severally and not jointly hereby represents and warrants to the Purchaser that each of the representations and warranties contained in this Section 3.1 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a)      Organization, Good Standing and Qualification. Each Seller (if an entity) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in its jurisdiction of formation.

(b)      Authority. Each Seller has all requisite capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable Laws.

(c)      Noncontravention. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not

(i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Seller is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Seller is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of (ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby.

(d)      Consents and Approvals. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (each, an “Authorization”) to be obtained or made by the Seller, except (i) for such Authorizations as have already been obtained or made by the Seller before the date hereof, (ii) for the filing of a Schedule 13D or an amended Schedule 13G by the Seller with the SEC, or (iii) as otherwise explicitly provided in this Agreement.

(e)	Title. The Purchased Shares are fully paid and nonassessable, and to the knowledge

5

of the Seller, are duly authorized and validly issued by the Company. The Seller is the sole record and beneficial owner of the Purchased Shares, free and clear of any and all Encumbrances whatsoever and with no restrictions on the rights and other incidents of record and beneficial ownership pertaining thereto (except for any restrictions on transfer under applicable Securities Laws). The Seller has good and marketable title to the Purchased Shares and the sole and absolute authority to transfer the Purchased Shares to the Purchaser pursuant to this Agreement. Immediately following the Closing, the Purchaser shall acquire good and valid title to the Purchased Shares that are being purchased hereunder, free and clear of any and all Encumbrances. There are no outstanding options, warrants, rights (preemptive or otherwise), calls, Contracts or other binding commitments to which the Seller is a party or by which the Seller is bound to sell any of the Purchased Shares. Except for the transactions contemplated hereunder, the Seller has not assigned, transferred, sold, distributed, pledged or otherwise disposed of or agreed to dispose of all or any portion, or any interest in, the Purchased Shares.

(f)       Investment Experience. The Seller is able to fend for itself and has sufficient knowledge and experience in financial and business matters, including disposing of the Purchased Shares, and is capable of evaluating the merits and risks of the transactions contemplated hereunder. The sale and delivery of the Purchased Shares hereunder is for its own account, and the Seller has independently and without reliance upon the Purchaser or any representative of the Purchaser and based on such information as the Seller has deemed appropriate in its independent judgment, made its own analysis and decision to sell the Purchased Shares pursuant to this Agreement.

(g)      Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

3.2    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each Seller that each of the representations and warranties contained in this Section 3.2 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a)      Organization, Good Standing and Qualification. The Purchaser is duly organized, validly existing and in good standing under the law of its jurisdiction of formation.

(b)      Authority. The Purchaser has all requisite capacity, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement

6

and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable Law.

(c)      Noncontravention. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or violate any provision of its constitutional documents, any applicable Law or any Governmental Order to which the Purchaser is subject or (ii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Purchaser is a party or by which it is bound or to which any of its assets or properties are subject, other than, in the case of

(ii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Purchaser’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby and thereby.

(d)	Consents and Approvals. The execution, delivery and performance by the

Purchaser

of this Agreement and the consummation of the transactions contemplated hereby do not and shall not require any Authorizations to be obtained or made by the Purchaser, except (i) for such Authorizations as have already been obtained or made by the Purchaser before the date hereof, (ii) for the filing of a Schedule 13D by the Purchaser with the SEC, or (iii) as otherwise explicitly provided in this Agreement.

(e)      Investment Experience. The Purchaser is able to fend for itself and has sufficient knowledge and experience in financial and business matters, including purchase of the Purchased Shares, and is capable of evaluating the merits and risks of the transactions contemplated hereunder. The purchase of the Purchased Shares hereunder is for its own account, and the Purchaser has independently and without reliance upon the Seller or any representative of the Seller and based on such information as the Purchaser has deemed appropriate in its independent judgment, made its own analysis and decision to purchase the Purchased Shares pursuant to this Agreement.

(f)       Brokers. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1	Compliance Matters.
(a)	None of the Parties shall, at any time, issue or make any reports, statements or

7

releases to the public with respect to this Agreement, any other Transaction Documents, or the transactions contemplated hereby or thereby, without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event that any Party is requested or becomes legally compelled (including without limitation any reports or filings required to be made with the SEC) to disclose the existence of this Agreement or content of any of terms of the transaction, such Party (the “Disclosing Party”) shall provide the other Party with prompt written notice of that fact and shall consult with the other Party regarding such disclosure, and in any event, the Disclosing Party shall furnish only that portion of the information that is legally required.

(b)   Solely as it relates to the sale of the Purchased Shares, the Seller shall be responsible for paying all taxes (if any) that are required to be paid by the Seller pursuant to applicable tax Laws.

4.2	Sales Lockout

(a) To the extent a Seller has shares of Common Stock of the Company remaining after the consummation of the transactions set forth herein, the requisite Seller agrees that for a period of 1 year, commencing form the date of this Agreement, such Seller shall not liquidate, sell, loan against, hypothecate or otherwise dispose of any such remaining shares.

ARTICLE V

CONDITIONS TO CLOSING

5.1     Conditions to Obligations of each Seller. The obligations of each Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Seller.

(a)                      Representations and Warranties. All representations and warranties made by the

Purchaser in Section 3.2 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b)                      Performance of Obligations. The Purchaser shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or at the Closing.

(c)                      No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary,

8

preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, or (ii) ) render any Party unable to consummate such transactions.

(d)                      Consents. The Purchaser shall have obtained any and all Authorizations necessary or appropriate for consummation by the Purchaser of the purchase of the Purchased Shares on or prior to the date of the Closing, all of which shall be in full force and effect.

(e)                      No Suspension. No stop order or suspension of trading shall have been imposed by the SEC or any other Governmental Authority with respect to public trading of the Common Stock of the Company.

(f)                       Other Closing Deliveries. The Purchaser shall have delivered the other closing deliveries set forth in Section 2.3.

5.2   Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below, unless waived in writing by the Purchaser or a deemed waiver by the Purchaser pursuant to Section 8.6.

(a)                      Representations and Warranties. All representations and warranties made by each Seller in Section 3.1 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b)                      Performance of Obligations. Each Seller shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing.

(c)                      No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, or (ii) render any Party unable to consummate such transactions.

9

(d)                      Consents. Each Seller shall have obtained any and all Authorizations necessary or appropriate for consummation by such Seller of the sale of the Purchased Shares on or prior to the date of the Closing, all of which shall be in full force and effect.

(e)                      No Suspension. No stop order or suspension of trading shall have been imposed by the SEC or any other Governmental Authority with respect to public trading of the Common Stock of the Company.

(f)                       Other Closing Deliveries. The Seller shall have delivered the other closing deliveries set forth in Section 2.4.

ARTICLE VI TERMINATION

6.1  Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)      by the mutual written consent of a Seller and the Purchaser (with respect to the transaction between those particular parties);

(b)      by either a Seller or the Purchaser, upon written notice to the other Party, if any Governmental Authority shall have issued any Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order shall have become final and nonappealable;

(c)      by the Purchaser in the event of any material breach of any representation, warranty, covenant or agreement of a Seller contained herein and the failure of the Seller to cure such breach within seven (7) days after receipt of notice from the Purchaser requesting such breach to be cured; or

(d)      by a Seller in the event of any material breach of any representation, warranty, covenant or agreement of the Purchaser contained herein and the failure of the Purchaser to cure such breach within seven (7) days after receipt of notice from the Seller requesting such breach to be cured.

6.2  Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 6.1 shall give written notice of such termination to the other Party.

6.3  Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become null and void and there shall be no Liability on the part of any Party except for this Section 6.3 and Article VII and Article VIII, each of which shall survive termination; provided, however, nothing herein shall relieve any Party from Liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

10

ARTICLE VII INDEMNIFICATION

7.1	Survival of Representations, Warranties, Covenants and Agreements.

(a)      Notwithstanding any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of any representation or warranty made by or on behalf of the Parties, all representations and warranties contained in this Agreement or any certificate delivered in connection herewith shall be deemed to be material and to have been relied upon by the Parties.

(b)	All such representations and warranties made by a Seller set forth in Section 3.1 and the Purchaser in Section 3.2 shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations, if any; provided, however, such expiration shall not affect the rights of any Indemnified Party under Article VII or otherwise to seek recovery of Losses arising out of any fraud, willful breach or intentional misrepresentation.

(c)      If a claim for indemnification has been timely made pursuant to Section 7.3, such representation and warranty shall continue to survive and be fully effective and enforceable until a final and non-appealable order or judgment of a court of competent jurisdiction. The covenants and agreements of any Party contained in this Agreement shall survive the Closing until they are terminated, whether by performance thereof, their express terms or as a matter of applicable Law.

7.2	Indemnification. A Seller (an “Indemnifying Party”) agrees to defend and hold

harmless the Purchaser, its managers, partners, directors, officers, members, employees, attorneys, accountants, agents and representatives, and its heirs, successors, and permitted assigns (each an “Indemnified Party”) from and against all liabilities, losses, and damages, together with all reasonable and documented out-of-pocket costs and expenses related thereto (including, without limitation, reasonable and documented out-of-pocket legal and accounting fees and expenses) (“Losses”) based upon or arising out of, or otherwise in connection with (a) any material inaccuracy or breach of any representation and warranty of such Indemnifying Party, or (b) any material breach of any covenant and agreement of such Indemnifying Party.

7.3     Notice of Claims; Procedures. If any Indemnified Party makes any claim against any Indemnifying Party for indemnification under this Article VII, the claim shall be in writing and shall state in general terms the facts upon which such Indemnified Party makes the claim. If the Indemnifying Party does not notify the Indemnified Party in writing within twenty (20) Business Days from receipt of such claim that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. In the event of any claim or demand asserted against an Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within twenty (20) Business Days after receipt from the Indemnified Party of such claim or demand, indicating

11

whether the Indemnifying Party intends to assume the defense of the claim or demand. If the Indemnifying Party assumes the defense, the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Party has not consented in writing. If the Indemnifying Party elects not to assume the defense or fails to make such an election within the twenty (20) Business Day period, or otherwise fails to continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

ARTICLE VIII GENERAL PROVISIONS

8.1  Further Assurances. Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by the other Party in order to effectuate the transactions contemplated hereby.

8.2   Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.3  Entire Agreement. This Agreement, together with all schedules and exhibits hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

8.4   Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Party. Any purported assignment in violation of the foregoing sentence shall be null and void.

8.5  Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Notwithstanding the foregoing, to the extent that the Purchaser have waived any condition to Closing set forth in Section 5.2 (excluding Sections 5.2(a) and (b)) under any of the other Share Purchase Agreements, the Purchaser shall be deemed to have waived such same condition to Closing under this Agreement.

12

8.6  Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.7  No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

8.8  Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.9  Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this 8.9). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)	If to a Seller: (to the address listed on Exhibit A)

(b)	If to the Purchaser, to the address, email address set forth below the Purchaser’s name on Exhibit A hereto.

8.10 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder. The parties consent to exclusive venue in the city of New York.

8.11	Counterparts. This Agreement may be executed and delivered in one or more

counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

13

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

SELLERS:

MODERN ARTS FOUNDATION, INC 72,895,078 SHARES OF COMMON STOCK

Signature: /s/ Terjie Aarbogh

Name and Title: Terje Aarbogh Director

Address 315 Montgomery Street, San Francisco, CA 94104

FASTBASE HOLDINGS, INC 1,275,000 SHARES OF COMMON STOCK

Signature: /s/ Rasmus Refer

Name and Title: Rasmus Refer Director

Address: 140 E Broadway FL 46, New York, NY 10002

RENE LAURITSEN 3,499,000 SHARES OF COMMON STOCK

Signature: /s/ Rasmus Refer

Address: FYRREMEJSEVEJ 12, EGAA 8250, DENMARK

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

14

INVESTOR:

Ilustrato Pictures International Inc.

26 Broadway, Suite 934, New York, NY 10004

Signature: /s/ Nicolas Link

Name and Title: Nicolas Link, CEO

15

Exhibit A

Seller Name	Address	Purchased Shares
Modern Arts Foundation	315 Montgomery Street, San Francisco, CA 94104	72,895,078
Fastbase Holdings, Inc	140 E Broadway FL 46, New York, NY 10002	1,275,000
Rene Lauritsen	FYRREMEJSEVEJ 12, EGAA 8250, DENMARK	3,499,000
Modern Arts Foundation	Purchase Price	$469,267.05
Fastbase Holdings, Inc	Purchase Price	$8,207.90
Rene Lauritsen	Purchase Price	$22,525.05

16